UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2011

Ruby Creek Resources,  Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52354	26-4329046
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 3rd Avenue, 11th Floor, New York, New York		10017
(Address of Principal Executive Offices)		(Zip Code)

212-679-5711
Registrant’s telephone number, including area code

 (Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective January 12, 2010, Ruby Creek Resources, Inc. (the “Company”) entered into an Agreement to acquire its first mining license on the Gold Plateau Project in southern Tanzania.  The 25-year, 10 sq km mining license comes as part of the acquisition of the 139 sq km (54 sq mile) property package owned by the privately held company, Gold Standard Tanzania Ltd.  The property is immediately adjacent to and on the west-northwest border of Ruby Creek’s Gold Plateau Project, Mkuvia 1 Property, acquired in November 2009.

Ruby Creek has made two acquisitions, each for US$1,500,000.  The first acquisition is for the purchase of the 95% controlling interest of Gold Standard Tanzania Ltd. whose assets include a 25-year, 10 square kilometer mining license issued in September 2010, two Prospecting License Joint Ventures of 40 and 89 square kilometers, respectively, a Regional Environmental Report on the combined 139 square kilometer property and an established mining camp.  The second acquisition is for the purchase of mining equipment located both on-site and in Dar es Salaam.  This equipment includes excavators, dump trucks, loaders, bulldozers, supply and support vehicles, and other mining equipment that increases our production capacity.

The total acquisition cost of the assets including the mining license, property and mining equipment is US$3,000,000 plus the assumption of certain liabilities approximating US$585,000.  The terms of each Agreement include a cash payment of US$500,000 on closing, totaling US$1,000,000 and an 18-month US$1,000,000 convertible debenture on each Agreement totaling US$2,000,000.  On closing, Ruby Creek will own 95% of Gold Standard Tanzania Ltd. and 100% of the mining equipment.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.26	Purchase Agreement by and between Ruby Creek Resources, Inc., Gold Standard Ltd., and Gold Standard Tanzania Ltd., effective as January 12, 2011.

10.27	Equipment Purchase Agreement by and between Ruby Creek Resources, Inc., Gold Standard Ltd., and Gold Standard Tanzania Ltd., effective as January 12, 2011.

99.1	Press release issued by Ruby Creek Resources, Inc. dated January 12, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBY CREEK RESOURCES, INC.

Dated: January 13, 2011	By:	/s/ Robert Slavik
Robert Slavik,
President, Chief Executive Officer